Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway
Pennsauken, NJ 08109

J & J Snack Foods

Reports First Quarter Sales

and Earnings

Pennsauken, N.J., January 29, 2018 - J & J Snack Foods Corp. (NASDAQ:JJSF) today announced sales and earnings for the first quarter ended December 30, 2017.

Sales increased 18% to $265.2 million from $225.6 million in last year’s first quarter. Net earnings increased to $36.2 million in the current quarter from $13.6 million last year.  Earnings per diluted share increased to $1.93 for the first quarter from $.72 last year. Operating income increased 10% to $21.2 million in the current quarter from $19.3 million in the year ago quarter.

Net earnings for the current year quarter benefited from a $20.9 million, or $1.11 per diluted share, gain on the re-measurement of deferred tax liabilities and a $2.0 million, or $0.11 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017.  Net earnings were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax required under the new tax law.  Excluding the deferred tax gain and the one-time repatriation tax, our effective tax rate decreased to 28.6% from 34.0% in the prior year quarter reflecting the reduction in the federal statutory rate to 21% from 35% for the remaining three quarters of fiscal 2018. The gain on the re-measurement of deferred tax liabilities and the one-time repatriation tax are preliminary estimates.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, "Our retail supermarket and frozen beverages segments had strong quarters; however, our food service segment was impacted for various reasons, some of which have passed or been corrected.  We continue to focus on improving all of our business groups."

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S, CALIFORNIA CHURROS and OREO** Churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.
**OREO and the OREO wafer design are registered trademarks of Mondelez International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended
	December 30,	December 24,
	2017	2016

Net Sales	$265,210	$225,570

Cost of goods sold	191,931	159,675
Gross Profit	73,279	65,895

Operating expenses
Marketing	21,576	20,335
Distribution	21,159	18,164
Administrative	9,356	8,098
Other general income	(40)	(29)
Total Operating Expenses	52,051	46,568

Operating Income	21,228	19,327

Other income (expense)
Investment income	1,489	1,227
Interest expense & other	509	(26)

Earnings before income taxes	23,226	20,528

Income tax (benefit) expense	(13,023)	6,988

NET EARNINGS	$36,249	$13,540

Earnings per diluted share	$1.93	$0.72

Weighted average number of diluted shares	18,778	18,787

Earnings per basic share	$1.94	$0.72

Weighted average number of basic shares	18,666	18,686

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 30,	September 30,
	2017	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$81,089	$90,962
Marketable securities held to maturity	49,445	59,113
Accounts receivable, net	109,709	124,553
Inventories	113,049	103,268
Prepaid expenses and other	3,800	3,936
Total current assets	357,092	381,832

Property, plant and equipment, at cost
Land	2,494	2,482
Buildings	26,582	26,741
Plant machinery and equipment	258,738	257,172
Marketing equipment	277,236	278,860
Transportation equipment	8,438	8,449
Office equipment	25,574	25,302
Improvements	37,999	38,003
Construction in progress	21,997	16,880
Total Property, plant and equipment, at cost	659,058	653,889
Less accumulated depreciation and amortization	429,217	426,308
Property, plant and equipment, net	229,841	227,581

Other assets
Goodwill	102,511	102,511
Other intangible assets, net	60,453	61,272
Marketable securities held to maturity	82,066	60,908
Marketable securities available for sale	30,150	30,260
Other	2,904	2,864
Total other assets	278,084	257,815
Total Assets	$865,017	$867,228

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$339	$340
Accounts payable	68,033	72,729
Accrued insurance liability	11,215	10,558
Accrued liabilities	10,491	7,753
Accrued compensation expense	11,764	19,826
Dividends payable	8,400	7,838
Total current liabilities	110,242	119,044

Long-term obligations under capital leases	815	904
Deferred income taxes	44,462	62,705
Other long-term liabilities	2,117	2,253

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,668,000 and 18,663,000 respectively	18,589	17,382
Accumulated other comprehensive loss	(12,872)	(8,875)
Retained Earnings	701,664	673,815
Total stockholders' equity	707,381	682,322
Total Liabilities and Stockholders' Equity	$865,017	$867,228

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three months ended
	December 30,	December 24,
	2017	2016
Operating activities:
Net earnings	$36,249	$13,540
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	11,152	8,728
Amortization of intangibles and deferred costs	834	1,183
Share-based compensation	953	748
Deferred income taxes	(18,265)	(74)
Loss on sale of marketable securities	(8)	-
Other	(317)	222
Changes in assets and liabilities net of effects from purchase of companies
Decrease in accounts receivable	14,547	5,849
Increase in inventories	(9,933)	(6,727)
Decrease in prepaid expenses	111	5,747
Decrease in accounts payable and accrued liabilities	(9,216)	(2,816)
Net cash provided by operating activities	26,107	26,400
Investing activities:
Purchases of property, plant and equipment	(14,623)	(11,399)
Purchases of marketable securities	(30,865)	(8,550)
Proceeds from redemption and sales of marketable securities	19,096	475
Proceeds from disposal of property and equipment	1,046	645
Other	27	(20)
Net cash used in investing activities	(25,319)	(18,849)
Financing activities:
Payments to repurchase common stock	-	-
Proceeds from issuance of stock	253	980
Payments on capitalized lease obligations	(90)	(90)
Payment of cash dividend	(7,838)	(7,280)
Net cash used in financing activities	(7,675)	(6,390)
Effect of exchange rate on cash and cash equivalents	(2,986)	(847)
Net (decrease)increase in cash and cash equivalents	(9,873)	314
Cash and cash equivalents at beginning of period	90,962	140,652
Cash and cash equivalents at end of period	$81,089	$140,966

	Three months ended
	December 30,	December 24,
	2017	2016
	(unaudited)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$50,131	$41,494
Frozen juices and ices	7,184	7,479
Churros	14,592	14,438
Handhelds	10,252	7,479
Bakery	94,933	75,279
Other	5,172	4,128
Total Food Service	$182,264	$150,297

Retail Supermarket
Soft pretzels	$10,512	$8,944
Frozen juices and ices	9,727	9,851
Handhelds	3,026	3,450
Coupon redemption	(751)	(1,259)
Other	562	633
Total Retail Supermarket	$23,076	$21,619

Frozen Beverages
Beverages	$34,303	$28,276
Repair and maintenance service	19,004	18,091
Machines sales	6,313	7,039
Other	250	248
Total Frozen Beverages	$59,870	$53,654

Consolidated Sales	$265,210	$225,570

Depreciation and Amortization:
Food Service	$7,098	$5,732
Retail Supermarket	290	278
Frozen Beverages	4,598	3,901
Total Depreciation and Amortization	$11,986	$9,911

Operating Income :
Food Service	$15,900	$17,054
Retail Supermarket	2,558	1,046
Frozen Beverages	2,770	1,227
Total Operating Income	$21,228	$19,327

Capital Expenditures:
Food Service	$9,441	$6,587
Retail Supermarket	-	82
Frozen Beverages	5,182	4,730
Total Capital Expenditures	$14,623	$11,399

Assets:
Food Service	$635,988	$594,963
Retail Supermarket	21,531	22,128
Frozen Beverages	207,498	177,082
Total Assets	$865,017	$794,173

Results of Operations

Net sales increased $39,640,000 or 18% to $265,210,000 for the three months ended December 30, 2017 compared to the three months ended December 24, 2016.  Excluding sales from Hill & Valley, Inc., acquired in January 2017, an ICEE distributor located in the Southeast acquired in June 2017 and Labriola Bakery which was acquired in August 2017, sales increased approximately 7% for the quarter.

FOOD SERVICE

Sales to food service customers increased $ 31,967,000 or 21% in the first quarter to $182,264,000.  Excluding sales of Hill & Valley and Labriola, sales increased $9,569,000 or 6% for the first quarter.  Soft pretzel sales to the food service market increased 21% to $50,131,000 in the quarter and about 14% without Labriola sales.  In addition to Labriola sales, soft pretzel sales increased significantly to restaurant chains and movie theatres and we had strong sales of our recently introduced BRAUHAUS pretzels.

Frozen juices and ices sales decreased 4% to $7,184,000 in the three months with sales increases and decreases across our customer base.

Churro sales to food service customers were up 1% in the quarter to $14,592,000.

Sales of bakery products increased $19,654,000 or 26% in the first quarter to $94,933,000.  Excluding sales of Hill & Valley, bakery sales were essentially flat for the quarter.

Sales of handhelds increased $2,773,000 or 37% in the quarter with all of the increase coming from sales to three customers.  Sales of funnel cake increased $911,000 or 23% in the quarter to $4,794,000 as we continue to increase sales to school food service.

Sales of new products in the first twelve months since their introduction were approximately $8 million in this quarter.  Price increases had no impact on sales in the quarter and net volume increases, including new product sales as defined above and Hill & Valley and Labriola sales, accounted for approximately $32 million of sales in the quarter.

Operating income in our Food Service segment decreased from $17,054,000 to $15,900,000 in the quarter. Hill & Valley contributed $1,384,000 to operating income in the quarter; however, operating income in the balance of our food service business was impacted by generally higher costs for payroll and insurance, added personnel in the selling function, inefficiencies in our recently acquired Labriola production facility (compounded by the integration of products previously manufactured at other facilities), product mix changes and significantly lower volume concentrated in specific facilities, shutdown costs of our Chambersburg, PA production facility and higher ingredients costs. There was no benefit of pricing to offset these higher costs.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $1,457,000 or 7% to $23,076,000 in the first quarter.  Soft pretzel sales for the first quarter were up 18% to $10,512,000 primarily due to sales of AUNTIE ANNE’S Soft Pretzels*** under a license agreement entered into in 2017.  Sales of frozen juices and ices decreased $124,000 or 1% to $9,727,000 in the first quarter.  Handheld sales to retail supermarket customers decreased 12% to $3,026,000 in the quarter as the sales of this product line continues their long term decline.

Sales of new products in the first quarter were approximately $1.9 million.  Price increases had no impact on sales in the quarter and net volume increases, including new product sales as defined above accounted for $1.5 million of sales in the quarter.

Operating income in our Retail Supermarkets segment was $2,558,000 in this year’s first quarter compared to $1,046,000 in last year’s quarter, a 145% increase.  Lower coupon expense of $508,000 and lower media spending of $543,000 along with the 18% increase in soft pretzel sales were the major reasons for the increase in operating income.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 12% to $59,870,000 in the first quarter and excluding sales of the acquired ICEE distributor were up about 10%.  Beverage related sales alone were up 21% to $34,303,000 in the quarter and were up about 19% without the sales of the acquired ICEE distributor.  Gallon sales were up 15% for the three months with higher sales to movie theatres and across our customer base.  Service revenue increased 5% to $19,004,000 in the first quarter with sales increases and decreases spread throughout our customer base.

Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, were $6,313,000, a decrease of 10%.     Operating income in our Frozen Beverage segment increased to $2,770,000 in this quarter compared to $1,227,000 last year as a result of significantly higher beverage sales.

CONSOLIDATED

Gross profit as a percentage of sales was 27.63% in the three month period this year and 29.21% last year.  About 20% of the gross profit percentage decrease in the quarter resulted from the lower gross profit percentage of the Hill & Valley business. The balance of the decrease was caused by higher costs for payroll and insurance, inefficiencies in our recently acquired Labriola production facility (compounded by the integration of products previously manufactured at other facilities), product mix changes, significantly lower volume concentrated in specific facilities, shutdown costs of our Chambersburg, PA production facility and higher ingredients costs. There was no benefit of pricing to offset these higher costs.

Total operating expenses increased $5,483,000 in the first quarter but as a percentage of sales decreased to 19.6% from 20.6% last year.    Marketing expenses decreased to 8.14% of sales in this year’s quarter from 9.01% last year primarily because of lower media spending in our retail supermarket business and lower marketing expenses of the acquired Hill & Valley and Labriola businesses.  Distribution expenses were 7.98% of sales in this year’s quarter and 8.05% of sales in last year’s quarter.  Administrative expenses were 3.53% of sales this quarter compared to 3.59% of sales last year in the first quarter

***AUNTIE ANNE’S is a registered trademark OF Auntie Anne’s LLC

Operating income increased $1,901,000 or 10% to $21,228,000 in the first quarter as a result of the aforementioned items.

Investment income increased by $262,000 in the first quarter resulting from higher amounts invested and slightly higher interest rates.

Other income this quarter includes a $520,000 gain on a sale of property.

Net earnings increased $22,709,000, or 168%, in the current three month period to $36,249,000.  Net earnings for the current year quarter benefited from a $20.9 million, or $1.11 per diluted share, gain on the remeasurement of deferred tax liabilities and a $2.0 million, or $0.11 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017.  Net earnings were impacted by a $1.2 million, or $.06 per diluted share, provision for the one time repatriation tax required under the new tax law.  Excluding the deferred tax gain and the one time repatriation tax, our effective tax rate decreased to 28.6% from 34.0% in the prior year quarter reflecting the reduction in the federal statutory rate to 21% from 35% for the remaining three quarters of fiscal 2018. Last year’s quarter’s effective tax rate benefitted from an unusually high tax benefit on shared based compensation of $783,000 which compares to this year’s quarter’s tax benefit of $137,000. We are presently estimating an effective tax rate of 28-29% for the last three quarters of our fiscal year 2018 and 26-27% for our fiscal year 2019.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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